As filed with the Securities and Exchange Commission on October 24, 2013

Registration No. 333-140739, 333-157897, 333-171645, 333-173442, 333-174836, 333-179131, 333-181733, 333-184925

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-140739

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157897

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171645

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173442

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174836

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179131

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181733

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-184925

UNDER THE SECURITIES ACT OF 1933

Optimer Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0830300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Cubist Pharmaceuticals, Inc.

65 Hayden Ave

Lexington, Massachusetts 02421

(Address of Principal Executive Offices)

1998 Stock Plan

2006 Equity Incentive Plan

Employee Stock Purchase Plan

2012 Equity Incentive Plan

(Full title of the plan)

Thomas J. DesRosier

Senior Vice President, Chief Legal Officer, General Counsel and Secretary

Cubist Pharmaceuticals, Inc.

65 Hayden Ave

Lexington, Massachusetts 02421

(781) 860-8660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Paul M. Kinsella

Christopher D. Comeau

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments filed by Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), hereby amend the following registration statements (each, a “Registration Statement”, and collectively, the “Registration Statements”) to deregister any securities registered pursuant to the Registration Statements and remaining unsold:

•                  Registration Statement on Form S-8 (No. 333-140739), pertaining to the registration of an aggregate of 3,635,950 shares of common stock, $0.001 par value (the “Shares”), issuable under the Registrant’s 1998 Stock Plan, 2006 Equity Incentive Plan and Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on February 15, 2007.

•                  Registration Statement on Form S-8 (No. 333-157897), pertaining to the registration of an aggregate of 1,800,000 Shares, issuable under the Registrant’s 2006 Equity Incentive Plan and Employee Stock Purchase Plan, which was filed with the Commission on March 13, 2009.

•                  Registration Statement on Form S-8 (No. 333-171645), pertaining to the registration of an aggregate of 1,500,000 Shares, issuable under the Registrant’s 2006 Equity Incentive Plan, which was filed with the Commission on January 11, 2011.

•                  Registration Statement on Form S-8 (No. 333-173442), pertaining to the registration of an aggregate of 1,750,000 Shares, issuable under the Registrant’s 2006 Equity Incentive Plan, which was filed with the Commission on April 11, 2011.

•                  Registration Statement on Form S-8 (No. 333-174836), pertaining to the registration of an aggregate of 1,000,000 Shares, issuable under the Registrant’s 2006 Equity Incentive Plan, which was filed with the Commission on June 10, 2011.

•                  Registration Statement on Form S-8 (No. 333-179131), pertaining to the registration of an aggregate of 1,050,000 Shares, issuable under the Registrant’s 2006 Equity Incentive Plan and Employee Stock Purchase Plan, which was filed with the Commission on January 23, 2012.

•                  Registration Statement on Form S-8 (No. 333-181733), pertaining to the registration of an aggregate of 11,289,455 Shares, issuable under the Registrant’s 2012 Equity Incentive Plan, which was filed with the Commission on May 29, 2012.

•                  Registration Statement on Form S-8 (No. 333-184925), pertaining to the registration of an aggregate of 300,000 Shares, issuable under the Registrant’s 2012 Equity Incentive Plan, which was filed with the Commission on November 13, 2012.

Pursuant to an Agreement and Plan of Merger, dated as of July 30, 2013, by and among the Registrant, Cubist Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and PDRS Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation.  The Merger became effective on October 24, 2013.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on October 24, 2013.

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Thomas J. DesRosier
Secretary
[Surviving corporation’s principal executive officer or officers, principal financial officer, controller or principal accounting officer]

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT J. PEREZ	Director	October 24, 2013
Robert J. Perez

/s/ THOMAS J. DESROSIER	Director	October 24, 2013
Thomas J. DesRosier

/s/ MICHAEL TOMSICEK	Director	October 24, 2013
Michael Tomsicek